OCTOBER 15, 2003

OLD POINT FINANCIAL CORPORATION 3RD QUARTER 2003

EARNINGS RELEASE

Hampton, Virginia Old Point Financial Corporation (Nasdaq "OPOF") announced today third quarter, 2003, earnings of $1.96 million, up by 13% from the comparable quarter in 2002. Earnings for the nine months ending September 30, 2003, are $5.86 million, also up 13% from the previous year.

Net interest income after provision for loan losses for the quarter was up by 10% from the same quarter in 2002, and also for the year. Total Assets as of September 30, 2003, are $596.06 million, up 6% over 2002. Net Loans rose to $385.94 million, up by 5%, and Deposits increased to $468.80 million, up by 6% from the previous year.

"We are pleased," said Robert F. Shuford, Chairman and President of Old Point Financial Corporation. "We have been able to grow our loans and deposits while keeping control of expenses. That's another quarter of record earnings for us."

Return on Average Assets (ROA) for year-to-date 2003 is 1.32%, and Return on Average Equity (ROE) is 12.88%. Basic net income per share for the nine months ending September 30, 2003, is $1.48, an 11% increase over the first nine months of 2002. On a fully diluted basis, income per share is $1.44.

Old Point Financial Corporation (Nasdaq Small Cap "OPOF") is the parent company of Old Point National Bank, a locally owned and managed community bank serving Hampton Roads with a 15-branch network extending from Chesapeake through James City County, and Old Point Trust and Financial Services, N.A. , a wealth management services provider. Old Point National Bank is celebrating its 80th Anniversary in 2003.

For more information contact: Lani Chisman Davis, Marketing Director, 757/728-1286